Exhibit (c)(2)

Project Alloy PRESENTATION TO METALDYNE BOARD OF DIRECTORS – NOVEMBER 24, 2006 CONFIDENTIALNOVEMBER 2006

CONFIDENTIAL 6 VALUATION MATERIALS II 1 SUMMARY OF REVISED TRANSACTION I Table of Contents Project Alloy The information herein has been prepared by Lazard based upon information supplied by Mercury, RHJI, and Argon (the “Companies”), or publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Mercury and Argon with respect to the anticipated future performance of Mercury and Argon, respectively. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Companies, or any other entity, or concerning solvency or fair value of the Companies, or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each of Mercury and Argon as to the future financial performance of such companies; we assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. Lazard is not responsible for, and nothing herein should be construed as, tax, accounting, actuarial, legal or other specialist advice. Lazard’s engagement, opinion and the information herein are solely for the benefit and use of Mercury's Board of Directors, and Lazard is not providing any advice or recommendation to any holders of capital stock of the Companies. In addition, the information herein and Lazard's opinion do not address the implications of differing consideration being paid to holders of common stock of Mercury, any subsequent investment by any of Mercury's stockholders in the capital stock of Argon, or the fairness thereof to such holders or holders who are not making such investment, nor do they address the implications of any consideration to be paid to the holders of Mercury's preferred shares or any subsequent investment to be made by such holders, or the fairness thereof to such holders or any other holders of Mercury's capital stock. Lazard's opinion addresses only the fairness from a financial point of view to those holders of Mercury common stock who are not required to reinvest such proceeds in common stock of Argon of the cash consideration being received by such minority holders and no other aspect of the overall transaction.

I Summary of Revised Transaction PROJECT ALLOY

Executive Summary1 TRANSACTION OVERVIEWnThe combination of Mercury and Argon will create a worldwide supplier with approximately $2.8 billion in revenue and a diverse mix of powertrain, chassis, casting, ductile, and other products serving a broad base of global OEMsnArgonwill acquire all of the equity of Mercury pursuant to a merger in which all Mercury shareholders will initially receive cash consideration for their stocknArgon will require that the Mercury Principal Company Stockholders, comprising approximately 97% of Mercury’s outstanding common shares, use the cash to purchase new common shares of ArgonnIn addition, Argon will require that all Mercury preferred shareholders use the cash to purchase new equity securities of Argon (common shares and convertible preferred shares)nRHJI and co-investors will invest $185.0 million in Argon in connection with the closing, and Heartland will also invest $15.0 million in Argon, all at the pre-signing price (¥206 per share)nThe enterprise value implied by the proposed transaction is $1,297.8 million, representing 2005A and 2006E EBITDA valuation multiples of 6.8x and 7.1x, respectivelynThe value to be received by Mercury common shareholders is as follows:—Minority Stockholders, who are not required to reinvest in Argon, will receive approximately $3.4 million in cash for their shares ($2.57 per share) and will receive incremental value if the rounded 30-day average price at closing is greater than as of November 17, 2006—Principal Company Stockholders in aggregate will receive approximately $63.3 million in cash, which will be immediately used to purchase roughly 36.0 million shares of Asahi Tec. At the 30-day average price for the period ending November 17, 2006 of ¥348, these shares have a value of approximately $106.9 millionnMercury’s TriMas shares are not being acquired and the value of TriMas shares is not included in the attached analysisnThe transaction was announced on September 1, 2006, and closing is expected to occur in late December or early January

Executive Summary (cont'd) 2 STRATEGIC RATIONALEn  Establish global platform and expand geographic reach with access to OEM/Tier 1 customers in North America, Europe, and Asian  Mercury has a unique, diversified customer base, and a growing presence in China and Korean  Argon has presence in Japan, with low cost manufacturing operations in Thailandn  Cross-selling opportunities to a strong, diverse customer basen  Combined solution for DCX/ Mitsubishi platformsn  Improved credit profile, liquidity, and prospects for Mercuryn  Reduced debt levelsn  Argon access to Japanese capital markets n  Improved liquidity of the integrated business with sufficient resources to seek strategic acquisitionsn  Consolidation opportunities n  Combined management depthSYNERGIESn  Management and Roland Berger estimate potential annual synergies to be in the range of $50-70 million or greatern  Mercury products gain increased access to Japanese OEMsn  Argon products gain access to North American and European OEMsn  Mercury sourcing from low-cost Argon facilities in Asian  Opportunities to reduce cost structure of Argon operationsn  Combined company SG&A savings

Executive Summary (cont'd) 3 BOARD / MANAGEMENT COMPOSITIONnTim Leuliette will continue to oversee day-to-day operations at the Company as CEO, and will serve as Co-Chairman and Co-CEO of Asahi TecnShoichiro Irimajiri, former Deputy President of Honda, will also play a significant role in the businessnMercury shareholders will have the right to elect two directors if stock ownership is above 10%, and one director if ownership is above 5%REQUIRED REGULATORY APPROVALSnCustomary regulatory approvals and filings in both the US and Japan and, potentially, elsewherenRHJI has received oral approval from the T.S.E. for continued listing nSimultaneously to signing of the Amended and Restated Agreement and Plan of Merger, the parties will execute additional amended documentation as necessary, including: commitment letters, amended and restated stock purchase agreements, the Amended and Restated Shareholders’ Agreement, and various ancillary documents

Events Leading to Revised Transaction Following September 1, conditions worsened in the financial markets for automotive-based companies, particularly in the bank market Both DaimlerChrysler and GM announced, as had Ford earlier, substantial cuts to fourth quarter production volumes Metaldyne’s results for the third quarter of 2006 were lower than anticipated In the 30 days following the announcement of the Merger, the trading price of Asahi Tec common stock rose in excess of 50%, and the reported trading prices of Metaldyne’s debt securities rose significantly Senior notes that had been trading at approximately 94-95 rose to approximately 99-100 Senior sub notes that had been trading at approximately 77-78 rose to approximately 92-94 Asahi Tec and Metaldyne decided to change the capital structure for the transaction by reducing the size of the new bank facility and choosing not to pursue a tender offer for the subordinated notes, which had been a condition to the merger agreement The bondholders were asked to roll into the new transaction, and the parties negotiated cash consent fees of 12.75% for the senior sub notes and 8% for the senior notes As a result of these events, Asahi Tec has required that Metaldyne forego a portion of its consideration, reducing the number of new Asahi Tec shares from approximately 65 million to approximately 45 million All common shareholders, as well as Heartland Series B Preferred shares, will be impacted pro-rata RHJI and co-investors will now invest $185 million in Asahi Tec common equity, and Heartland has agreed to invest $15 million in additional Asahi Tec shares, all at the pre-signing price of ¥206 4

PROJECT ALLOY | SUMMARY OF REVISED TRANSACTION

Comparison of Revised Transaction to Announced Transaction

(in millions, except per-share amounts)	Announced Transaction - September 2006		Revised Transaction
	Value at Signing	Value at Current	November 2006
ACQUISITION DETAILS			
Rounded 30-day Avg Asahi Tec Price (to 8/29 and 11/17)	¥226	¥348	¥348
Total Asahi Tec Shares Issued to Metaldyne	65.2	65.2	45.5
Total New Equity Invested	$175.0	$175.0	$200.0
Transaction Enterprise Value	$1,183.2	$1,276.0	$1,297.8
CONSIDERATION TO SHAREHOLDERS			
3% Minority Common Shareholders			
Aggregate Cash Consideration	$3.1	$4.8	$3.4
Minimum Price per Share	$2.40	$3.69	$2.57
97% PCS Shareholders			
Asahi Tec Shares	51.6	51.6	36.0
Value to Holders	$99.5	$153.2	$106.9
Series B Preferred Shareholders			
Asahi Tec Shares	13.6	13.6	9.5
Value at Average Price	$26.2	$40.4	$28.2
Series A and A-1 Preferred Shareholders	$158.1	$158.1	$158.6
MERCURY FINANCIAL PERFORMANCE			
Mercury 2006E EBITDA	$190.8	$183.4	$183.4
Mercury LTM EBITDA	$197.1	$192.0	$192.0
Metaldyne Net Debt	$929.5	$952.7	$952.7
Consent Fees / (Discount) to Noteholders	($33.3)	($33.3)	$47.9
TRANSACTION VALUE MULTIPLES			
2006E EBITDA	6.2x	7.0x	7.1x
LTM EBITDA	6.0x	6.6x	6.8x
COMPARABLE MULTIPLES			
Public Companies	4.5-5.5x	4.5-5.5x	4.5-5.5x
Precedent Transactions	5.0-6.0x	5.0-6.0x	5.0-6.0x

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II Valuation Materials PROJECT ALLOY

PROJECT ALLOY | II VALUATION MATERIALS

Consideration to Mercury Shareholders

($ in millions, except per share amounts)

The enterprise value, equity value, and transaction multiples implied by the revised transaction are as follows:

Mercury Enterprise Value and Transaction Multiples			Per Share
Consideration to Common Shareholders	(a)	$110.3	$2.57
Consideration to Preferred	(b)	186.8	
Net Debt Refinanced	(c)	1,000.7	
Total Enterprise Value		$1,297.8	

		Mercury Statistic (d)	TEV Multiple
Revenue	2005A	$1,897.3	0.68x
	2006E	$1,833.0	0.71x
	2007E	$1,892.4	0.69x
EBITDA	2005A	$191.0	6.8x
	2006E	$183.4	7.1x
	2007E	$203.7	6.4x
EBIT	2005A	$81.4	15.9x
	2006E	$54.1	24.0x
	2007E	$89.2	14.6x

(a) Excludes TriMas. Based on a rounded 30-day average share price of ¥348 as of 11/17/06 for both PCS and Minority Stockholders and an exchange rate of ¥117.2 to $1.

(b) Preferred amounts based on liquidation value as of 1/1/06, then accreted at 3.75% through 12/31/06 for the Series A and A-1 and 11/30/06 for the Series B. Series A and A-1 Preferred reinvested in a new preferred security in Argon; Series B Preferred reinvested in Argon common shares.

(c) Expected as of 12/31/06. Includes fees for consents related to the transaction of $47.9 million.

(d) Based on Mercury management projections.

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Mercury: Valuation Summary ($ in millions, except per share amounts)7 As per Q4 2006 estimates; includes off-balance sheet A/R securitization of $37.7 million and DCC notes markup of $3.9 million. Current preferred values from balance sheet estimated as of Q4 2006. Based on a rounded 30-day average share price of ¥348 as of 11/17/06 for both PCS and Minority Stockholders and an exchange rate of ¥117.2 to $1. Based on Mercury management projections. METHODOLOGYRANGE OF ENTERPRISE VALUESCOMMENTARYPUBLICCOMPARABLESn4.5x –5.5x 2006E EBITDA of $183.4 millionPRECEDENT TRANSACTIONSn5.0x –6.0x LTM EBITDA of $192.0 millionDCF ANALYSISMANAGEMENT CASEn’05-’10 Revenue CAGR of 1.9% (d)nEBITDA margin increasing from 10.1% to 11.8%n4.5x –5.5x EBITDA Exit Multiplen9.0% –12.0% Discount Rate$1,152$1,030$960$825$1,009$1,310$800$950$1,100$1,250$1,400Net Debt (a)$953Net Debt+Pfd (b)$1,151Transaction Value(c) $1,2987.1x EBITDA2006E EBITDA Multiple4.4x5.2x6.0x6.8x7.6xCURRENT EQUITY VALUE($351) ($201) ($51) $99 $249VALUE PER SHARE($8.19) ($4.69) ($1.19) $2.31 $5.81

Mercury: Summary of Management Financial Projections ($ in millions)Management’s current projections assume a revenue CAGR of 1.9% and EBITDA margin expansion to 11.8% 8 Source: Mercury management projections. Summary Income Statement - CurrentFY Ending December20062007200820092010 Sales $1,833.0 $1,892.4 $1,996.4 $2,076.5 $2,080.4 % Growth(3.4%)3.2%5.5%4.0%0.2% EBITDA 183.4 203.7 227.8 244.3 246.5 % Margin10.0%10.8%11.4%11.8%11.8% EBIT 54.1 89.2 115.6 134.1 138.0 % Margin2.9%4.7%5.8%6.5%6.6%

PROJECT ALLOY
II VALUATION MATERIALS

Automotive Suppliers – Comparable Companies Analysis

($ in millions, except per share amounts)

	Stock Price					Total Value as a Multiple of:					
	11/17/2006	As a % of High		Equity	Total	Revenue[a]		EBITDA[a]		EBIT[a]	
Company	**Current**	**LTM**	**AT**	**Value**	**Value**	**2006**	**2007**	**2006**	**2007**	**2006**	**2007**
Accuride	$11.46	85%	72%	$407	$974	0.70x	0.89x	4.7x	6.0x	7.0x	10.0x
American Axle &Mfg	19.04	86%	45%	1,005	1,619	0.52	0.51	6.7	4.3	NM	10.3
ArvinMeritor	17.67	98%	47%	1,247	2,290	0.26	0.28	5.5	7.0	9.2	14.0
Autoliv	58.33	97%	97%	4,768	5,657	0.92	0.86	6.9	6.3	11.0	9.7
Borg Warner	60.13	89%	89%	3,518	3,966	0.89	0.83	6.6	6.1	11.4	10.5
Cummins	$121.60	87%	87%	6,410	6,271	0.56	0.56	4.8	5.4	6.2	7.3
Eaton	75.60	95%	95%	11,735	13,508	1.09	1.07	8.8	8.0	12.0	10.7
Faurecia (b)	€49.74	86%	57%	1,546	3,634	0.25	0.24	4.5	4.3	NM	23.6
GKN (c)	£3.10	89%	64%	4,184	4,741	0.66	0.65	5.8	5.3	9.8	8.7
Hayes Lemmerz	1.99	44%	8%	77	786	0.39	0.37	4.0	3.7	NM	NM
Johnson Controls	84.99	94%	94%	17,035	21,316	0.66	0.62	9.8	8.4	14.7	12.2
Lear	33.29	97%	48%	2,245	4,478	0.25	0.27	5.9	5.7	13.4	11.8
Linamar (d)	CAD 13.35	80%	40%	818	1,148	0.57	0.52	4.1	3.7	7.5	6.7
Magna International	$74.62	90%	87%	8,137	7,299	0.31	0.30	4.3	3.8	8.0	6.9
Noble International	18.40	94%	84%	260	289	0.65	NA	7.9	NA	11.9	NA
Shiloh Industries	14.99	72%	64%	251	337	0.53	0.51	5.2	4.6	9.2	7.5
Stoneridge	7.18	68%	31%	171	292	0.42	0.47	4.5	4.9	7.8	9.0
Tenneco Automotive	22.97	83%	65%	1,115	2,430	0.53	0.44	6.4	5.5	12.2	9.4
Tomkins (c)	£2.46	70%	64%	3,991	5,128	0.82	0.85	6.8	6.6	10.0	9.7
TRW Automotive	$24.79	85%	83%	2,596	5,372	0.41	0.40	4.6	4.3	8.2	7.7
Visteon	$8.59	85%	40%	1,145	2,519	0.23	0.22	5.4	4.0	NM	13.7
N. AMERICAN MEDIAN		**86%**	**64%**			**0.53x**	**0.51x**	**5.5x**	**5.4x**	**9.8x**	**9.7x**
N. AMERICAN MEAN		**84%**	**65%**			**0.55**	**0.54**	**5.9**	**5.4**	**10.0**	**10.5**
SELECTED MEDIAN		**85%**	**57%**			**0.41x**	**0.40x**	**4.6x**	**4.3x**	**8.2x**	**9.2x**
SELECTED MEAN		**79%**	**54%**			**0.46**	**0.45**	**5.1**	**4.5**	**8.7**	**10.9**

Source: Company Filings, Wall street research.

(a) EPS estimates from IBES and various research reports. Projections from various research reports.
(b) Converted from Euros to USD at Euro = $1.28 USD.
(c) Converted from Pounds to USD at Pounds = $1.89 USD.
(d) Converted from Canadian dollars to USD at CAD = $0.87 USD.

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PROJECT ALLOY
II VALUATION MATERIALS

Mercury: Selected Comparable Transactions

($ in millions)

Announce Date	Buyer / Target	Transaction Value	Transaction Value / LTM EBIT	Transaction Value / LTM EBITDA	Transaction Value / LTM Sales
08-Jul-05	First Atlantic Capital Precision Parts International	$200	NA	NA	1.00x
02-Dec-04	The Carlyle Group Rhythm Corp. (JP Morgan Partners)	194	NA	NA	NA
08-Sep-04	Ripplewood Holdings Honsel International (The Carlyle Group)	756	NA	6.1x	0.77
17-May-04	Magna International Inc. New Venture Gear Inc. - U.S. Operations	435	NA	NA	0.29
18-Dec-03	Tesma Davis Industries	75	NA	NA	0.58
30-Apr-03	Tomkins Stackpole	222	10.2x	5.9	1.13
10-Dec-02	Metaldyne Corp (Heartland Industrial Partners) DaimlerChrysler - New Castle Facility	235	NA	5.0	NA
02-Aug-02	Questor/J.P. Morgan Partners Teksid SpA - Aluminum Business	453	21.2	6.1	0.53
26-Jul-02	JP Morgan Partners Rhythm (Nissan, Unisia Jecs)	86	NA	NA	0.44
22-Jun-01	Metaldyne Corp (Heartland Industrial Partners) Global Metal Technologies Inc.	167	NA	NA	0.73
29-Sep-00	Heartland Industrial Partners Simpson Industries Inc.	344	9.4	5.3	0.64
02-Aug-00	Heartland Industrial Partners MascoTech Inc.	2,040	9.7	6.7	1.20
06-Jan-00	JP Morgan Partners Mando Machinery Corp - Chassis	446	NA	NA	0.64

	EBIT	EBITDA	Sales
High	**21.2x**	**6.7x**	**1.20x**
Median	**10.0**	**6.0**	**0.64**
Mean	**12.6**	**5.8**	**0.72**
Low	**9.4**	**5.0**	**0.29**

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Automotive Industry: Selected Precedent Transactions 11 Strategic BuyerFinancial Buyer

PROJECT ALLOY
II VALUATION MATERIALS

Mercury: Discounted Cash Flow Analysis

($ in millions)

Enterprise Values: Management Case				
		EBITDA Exit Multiples		
		4.5x	5.0x	5.5x
	9.0%	$1,143	$1,226	$1,310
Discount Rate	10.0%	$1,103	$1,183	$1,264
	11.0%	$1,066	$1,143	$1,220
	12.0%	$1,030	$1,104	$1,178

Implied Perpetual Growth				
		EBITDA Exit Multiples		
		4.5x	5.0x	5.5x
	9.0%	(1.5%)	(0.5%)	0.3%
Discount Rate	10.0%	(0.6%)	0.4%	1.2%
	11.0%	0.3%	1.3%	2.1%
	12.0%	1.2%	2.2%	3.0%

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